Exhibit 99.2

Operator:

Greetings and welcome to the T2 Biosystems 2015 Third Quarter Financial Results Call.  At this time all participants are in a listen-only mode.  A brief question-and-answer session will follow the formal presentation.  If anyone should require Operator assistance during the conference, please press star, zero on your telephone keypad.  As a reminder, this conference is being recorded.

I would now like to turn the conference over to your host, Matt Clawson of Pure Communications.  Please go ahead.

Matt Clawson:

Thank you, Stacy.  Good afternoon, everybody.  Thanks for joining us for the T2 Biosystems third quarter call.

On the call this afternoon to discuss results and operational milestones for the third quarter ended September 30, 2015 are President and CEO, John McDonough; and Chief Financial Officer, Moe Castonguay.  John and Moe will lead off the call with some prepared remarks, followed by a question-and-answer period.

I’d like to remind everyone that comments made by Management and responses to questions today will include forward-looking statements.  Those include statements related to T2 Biosystems’ future financial and operating results and plans for developing and marketing new products.  Forward-looking statements are based on estimates and assumptions as of today and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied by those statements, including the risks and uncertainties described in T2 Biosystems’ annual report on Form 10-K, filings with the SEC, the risk factors section in its registration statement on Form S-1, as well as other risks and uncertainties detailed in subsequent SEC filings.  The Company undertakes no obligation to publicly update or revise any forward-looking statements except as required by law.

With that, I’d like to turn the call over to CEO, John McDonough, for his opening comments.  Good afternoon, John.

John McDonough:

Thank you, Matt, and good afternoon, everyone.  Thank you for taking the time to join us on the call today.

We had a very productive quarter.  I’m pleased to say that all aspects of our business are making substantial progress and that the hospital community, through their adoption of our platform, is demonstrating their confidence, that time and sensitivity are indeed the critical factors in impacting the sepsis crisis in hospitals.

Our new CFO, Moe Castonguay, will give you the financial details in a moment.  But all of our financial metrics remain on track.  Revenues, operating expenses and earnings per share were all consistent with our expectations.  We’re also especially pleased with our progress on the other important commercial metrics, engaging the hospitals on our target list, presenting our technology and its value proposition, signing them to contracts, and now seeing the utilization commence following system initiations at our first adopters.

As of the close of the third quarter on September 30, we have signed contracts for T2Candida implementation and T2Dx instrument placement with 19 customers, including 18 hospitals in the United States and one lab in Europe.  That means we added nine more during the third quarter.

As of the end of September, six of the accounts are online, ahead of the five we projected to be online on our last call, meaning the installations and verification processes are complete and the hospitals are already testing patients at high risk of sepsis.  Orders for T2Candida and revenues have commenced.

We have stated in the past that the time from contract signing through the customer’s verification period to testing patients was expected to be three to six months.  I’m happy to report that we are tracking right in that range and that the method we suggest to customers for verifying testing procedures is being adopted by virtually all accounts.  This is important because it speeds up the time that customers come online, accelerates the impact we can have on patients, and allows the revenue ramp for testing within a hospital to start sooner.

Looking to year-end, we’re excited to say that we’re on track to close contracts with 30 hospitals by the end of December, as forecast.  We said from the start that two-thirds or more of the contracts will close in the second half of the year.  Our confidence in achieving the goal of 30 is based on the 19 closed contracts as of September 30, the contracts already closed in Q4, and a very active sales pipeline.

Through conferences and presentations and industry forums, customers are beginning to identify themselves and are beginning to share their positive experiences with T2Candida.  Physicians are ultimately discussing their successful clinical outcomes with T2Candida and the T2Dx at conferences and on panel discussions.

For example, Maiken Arendrup, a thought leader and Head of Mycology, Microbiology and Infection Control at Statens Serum Institute, a leading research and laboratory services organization in Denmark, shared data on several patient cases including our identification of candida infections that blood cultures completely missed.  She also had a major publication with the New England Journal of Medicine on October 8, 2015 that identified T2Candida as the most sensitive and specific diagnostic test available for disease diagnosis.

At the ICAAC Conference in September, the Co-Director of the Anti-Microbial Stewardship Program, with one of our customers that just went live in September testing patients, discussed cases where T2Candida detected patients early and how the hospitals and patients are benefiting from the reduction on the use of anti-fungal drugs based on negative T2Candida test results.

Another case highlighted where blood culture came out positive and our test turned out negative, only to find that T2Candida was correct, saving the patient from pulling a line which could have had a negative impact on the patient, yet another concern about relying solely on blood culture as the basis for sepsis diagnostics.  Another story from a hospital that came online in September showed that, of the first 25 patients tested, four were positive and were treated early, which could never have happened without T2.

While that hit rate is certainly above the reported averages, it does hint at the power of the technology, combining the clinical benefit of those four patients getting the right drugs onboard days before they might have otherwise, with the cost savings of avoiding unnecessary drugs for the other 21 patients, this system is essentially paying for itself right out of the gate.

I think people are generally aware that time is our key differentiator.  Our case tests take three to five hours, versus all competitive tests where the blood needs to be cultured and can take days.  That’s a huge advantage in terms of success for a patient and a decrease in expense for the health system.

But we’re not just about early detection.  It’s also just as important to understand that we also offer distinct advantages in terms of sensitivity and accuracy.  That’s becoming apparent as testimony from physicians now using our products come in.  We’re picking up sepsis cases that had been missed by blood culture completely.  We’re not just providing speed at the expense of accuracy or sensitivity; we are providing benefits in speed, accuracy and sensitivity.  That’s the point we consistently underline to our customers and potential customers.

This point was further demonstrated in a publication in Future Microbiology in August that analyzed data across multiple studies from 55 patients with proven candida infections.  T2Candida detected 96% of the patients where blood culture detected only 60%, percentages that are very consistent with our T2Candida FDA clinical trials and percentages that are frequently reported for blood culture.

For us, seeing our systems in use, making the difference that we expected is very rewarding, as does hearing the early physician users up in a podium talking about our products.  We believe this continuing evidence in now real-world data will drive usage within these hospitals and adoption by new hospitals, as we move from early adopters toward the mainstream market, hearing from customers will make it easier for others to adopt, and there’s already evidence that this will drive sales.

For example, we had begun discussions with one acute care network that has a significant number of candidemic patients.  They were considering bringing T2Candida into one of their hospital lab facilities that supports 12 local hospitals when they heard about the Lee Memorial experience at the ICAAC Conference.  Based on that experience, they quickly moved to adoption and the entire sales cycle took less than 90 days.  This acute care network has three other lab locations that support hospitals of other areas of the country.  Success at this first location is expected to lead to adoption at their other lab facilities.

As you know, along with T2Candida, we also have other products in different stages of development, including T2Bacteria, T2Hemostat and T2Lyme.  T2Bacteria is being created to rapidly and accurately identify the most significant and inadequately treated bacterial species related to sepsis.  Like T2Candida, T2Bacteria will be the first and only diagnostic panel that can provide species-specific diagnostic results in three to five hours directly from a blood sample.  All other diagnostics for species identification require a blood culture that is time-consuming, labor-intensive, and misses 30% to 70% of infections.  Like T2Candida, the market opportunity for T2Bacteria is large, but it will also include many patients that present the signs and symptoms in the emergency room.

In terms of timing for T2Bacteria, we plan to present data on the full panel at the AMP Conference in Austin, Texas later this week.  Regarding the start of our FDA clinical trial for T2Bacteria, it is our expectation that before the end of this year we’ll start collecting patient samples for clinical trial sites with a goal of submitting data to the FDA sometime in the third quarter of 2016.

It’s difficult to nail the timing precisely.  The turnaround time from FDA submission to FDA clearance for T2Candida took four months.  Since we’ll be seeking a 510(k) clearance for T2Bacteria, perhaps it may be a little bit quicker.

On the commercial front, it bears noting that every T2Dx Instrument we make this year and next can potentially be immediately leveraged when T2Bacteria is approved.  The install base of customers we are building today, hospital by hospital, will only get more valuable with the addition of new products.

The T2Hemostat program and timeframe remain unchanged this quarter and continues to draw a growing interest among trauma surgeons and other specialists facing the dual problems of bleeding and clotting and the baby-boomer population that is prone to blood-thinning drug regimens.

Finally, on the strategic front, we’re making progress on our partnership with Canon US Life Sciences to develop a diagnostic panel for Lyme disease, a bacterial infection caused by three different bacterial species and spread by ticks.  Like sepsis, that market is wide open.  The current testing standards have very low sensitivity.  Data suggests 90% of patients never get properly diagnosed.  T2Lyme will run on the same instrument as T2Candida and T2Bacteria and will also save our customers and the healthcare systems substantial time and money while saving and improving lives.

Progress on that front has resulted in additional interest from other blue chip companies that have identified T2 model applications in other fields.  We will continue to update you as these programs get off the ground.

With that, I’ll turn the call over to Moe who will cover the financial highlights.

Moe Castonguay:

Thanks, John.  As John indicated, we made solid progress in the third quarter, including recording our first commercial revenues from testing patients.  Most of the initial T2Candida customers are still in the verification period; however, we did record $245,000 of product revenue from early placements.  In addition, we recognized 804,000 in revenue related to research partnerships in the quarter, bringing total revenue to 1.05 million.  The Company did not record any revenue in the prior-year third quarter.

We expect our margins to gradually improve over the next year as our volume grows.  We are in the early stages of ramping manufacturing operations and have not yet attained economies of scale.  As a result, our product margins are not meaningful and are not reflective of what our margins will be when we reach meaningful commercial scale.

Total operating expenses, excluding cost of product revenue, for the third quarter of 2015, were 11.4 million, compared to 7.8 million for the year earlier period.  The increase in operating expenses was mainly associated with the growth of our sales organization, expansion of marketing programs to drive customer awareness, and research and development activities for additional applications of T2MR.

The net loss for the third quarter of 2015 was 11.6 million or $0.57 per share, compared to a net loss of 8.8 million after adjustments for accretion of redeemable convertible preferred stock, or $0.71 per share, for the third quarter of 2014.  The third quarter 2014 loss per share was directly impacted by the weighted average common shares outstanding from the date of our IPO on August 7, 2014 to the end of the third quarter of 2014.  Specifically, for the third quarter of 2015, we had 20.3 million weighted average shares outstanding, compared to 12.4 million weighted average shares outstanding in the third quarter of 2014.

The Company’s balance sheet as of September 30, 2015 had total cash and cash equivalents of 40.1 million.  In addition to the cash on the balance sheet, we were able to draw an additional 10 million from our debt facilities through December 31, 2015.  Additionally, in October 2015, we entered into a $10 million equipment lease facility to help fund our 2016 capital equipment purchases and T2Dx instruments used by our customers in our reagent rental program.

Before I turn the call back to John for his final comments, I’d like to reiterate the outlook John laid out in our second quarter call.  As anticipated, the ramp of our product placements in hospitals will be weighted to the fourth quarter as our sales force ramps and our sales pipeline expands.  It’s also important to note that all nine instrument placements made in the third quarter of 2015 were under our reagent rental program.  Based on the trend for this year, we expect 80% to 85% of our target hospitals to choose a reagent rental model where we will place the T2Dx Instrument at the hospital in exchange for an up-charge in the consumables, with the remaining hospitals choosing to purchase the instrument.

When we close the contract at a hospital, we anticipate it will take three to six months for installation and verification and that it could take an additional six to 12 months for our customer to ramp the number of their high-risk patients being tested.

In Q4 2015, we anticipate slightly lower research revenue with growth in product revenue over Q3 as more hospitals roll out their testing of high-risk patients.  Although we expect Q4 2015 product margins to improve, the lack of scale will not produce gross margins that will have a meaningful impact on our overall operating results.

We anticipate total Q4 2015 operating expenses to increase 8% to 9% over Q3 of 2015 and for cost of product revenue to increase based on the increases in product sales.  Total costs and expenses in Q4 will include approximately 1.9 million in non-cash expenses, which are primarily depreciation and stock compensation expenses.

With that, I’ll turn the call back over to John.

John McDonough:

Thank you, Moe.  Let me summarize the key takeaways from the quarter.

We continue to hit our targets in terms of revenue, expenses, earnings per share, and most importantly at this point, hospital contracts for our T2Dx Instrument and T2Candida diagnostic panel for detecting sepsis.  We’re at 19 and should knock down our goal of 30 by the end of the year.  Six contracts are online as of September 30 and generating revenue.  Patient stories are starting to come in, and physicians are beginning to share anecdotally at conferences and on panels the value they’re seeing from our products.

Seeing all of these results make this an especially exciting time for all of us.  If we continue to execute as we have, we believe we can continue to build momentum, not only with T2Candida but with new diagnostic panels in development for bacteria, hemostasis and Lyme disease.

As we look out to all these initiatives on the horizon and continue to build towards commercial expansion outside of the United States, I am pleased to report that David Harding is joining the Company in the role of Chief Commercial Officer.  David has an extensive background in commercial operations, including roles in marketing, international operations and General Manager at Hologic and Cytyc where I had the opportunity to work with David in the past.  His primary role will be to execute the development of an integrated and global Commercial Team to layer (phon) multiple technology launches and then to scale those businesses.  David brings great experience to the team, strategic and operationally, as we expand our business globally and with the addition of new product lines in the future.

One final thought.  There’s been lots of chatter recently among investors and analysts in the diagnostic space over reimbursement news and CMS pricing that was unfavorable for many large molecular diagnostic companies.  We are pleased to say that we are in a market where we are not impacted at all by those developments.  Our products are covered under DRG codes where hospitals get a fixed sum reimbursement for the patient.  All of the economic savings associated with our products drop to the bottom line of the hospital.  Our reimbursement codes and models are all intact and stable.  In fact, if those DRG codes were under review, that would probably help us, as hospitals would have to look for ways to reduce their cost for treating patients.  This is what we do.

Last week, we were honored to receive the Prix Galien Award for the T2Candida panel, which was named the Best Medical Technology Product.  There is only one selection in this category annually and it’s probably the most prestigious product award recognizing breakthroughs in science and technology that can make a difference in the lives of patients.  Selected from a group of industry leaders, including products in the blood culture space and successful products who had been in the market for many years, we are both humbled and honored to receive this recognition.

I would like to extend our thanks, appreciation and respect for the scientists and engineers at T2 Biosystems that have created this breakthrough platform and product.  It is exciting times for all of us as we start to see patients being impacted by our work and for our mission to begin to be fulfilled.

With that, I’ll turn the call over for questions.  Operator?